Exhibit 3.5

SUBSCRIPTION AGENT AGREEMENT

This Subscription Agent Agreement (the “Agreement”) is made as of  April __, 2010 by and among TranSwitch Corporation (the “Company”), Computershare Inc., a Delaware corporation and its fully owned subsidiary Computershare Trust Company, N.A., a national banking (collectively, the “Agent” or individually “Computershare” and the “Trust Company”, respectively).  All terms not defined herein shall have the meaning given in the prospectus (the “Prospectus”) included in the (Registration Statement on Form S-1, File No. 333-166022 filed by the Company with the Securities and Exchange Commission on April 13, 2010, as amended by any amendment filed with respect thereto (the “Registration Statement”).

WHEREAS, the Company proposes to make a subscription offer by issuing certificates or other evidences of subscription rights, in the form designated by the Company (the “Subscription Certificates”) to shareholders of record of its Common Stock, par value $0.001 per share (“Common Stock”), as of a record date specified by the Company (the “Record Date”), pursuant to which each such shareholder will have certain rights (the “Rights”) to subscribe for shares of Common Stock, as described in and upon such terms as are set forth in the Prospectus, a final copy of which has been or, upon availability will promptly be, delivered to the Agent; and

WHEREAS, the Company wishes the Agent to perform certain acts on behalf of the Company, and the Agent is willing to so act, in connection with the distribution of the Subscription Certificates and the issuance and exercise of the Rights to subscribe therein set forth, all upon the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and of the mutual agreements set forth herein, the parties agree as follows:

1.           Appointment.
The Company hereby appoints the Agent to act as subscription agent in connection with the distribution of Subscription Certificates and the issuance and exercise of the Rights in accordance with the terms set forth in this Agreement and the Prospectus, and the Agent hereby accepts such appointment.

2.           Form and Execution of Subscription Certificates.
A.  Each Subscription Certificate shall be irrevocable and transferable in accordance with the terms set forth in the Prospectus and as indicated on the back of each Subscription Certificate.  The Agent shall, in its capacity as Transfer Agent of the Company, maintain a register of Subscription Certificates and the holders of record thereof.  Each Subscription Certificate shall, subject to the provisions thereof, entitle the holder of record and each transferee who purchases or otherwise receives a Subscription Certificate upon the terms set forth in the Prosectus (each of whom shall be deemed a “Shareholder” hereunder for purposes of determining the rights of holders of Subscription Certificates) in whose name it is recorded to the following:

(1)  the right to acquire during the subscription period (as such term is used in the Prospectus, the “Subscription Period”), at the subscription price (as such term is used in the Prospectus, the “Subscription Price”), a number of shares of Common Stock equal to 0.20 shares of Common Stock for every one Right (the “Primary Subscription Right”); and

(2)  the right to subscribe for additional shares of Common Stock, subject to the availability of such shares and to the allotment of such shares as may be available among Shareholders who exercise the over-subscription privilege as such term is used in the Prospectus, the “Over-Subscription Privilege”); provided, however, that such Shareholder has exercised all Primary Subscription Rights issued to him or her.

B.  Create a special account for the issuance of shares of Common Stock to Shareholders who have exercised the rights set forth herein.  Prior to the issuance of Common Stock as set forth herein, the Company shall provide an opinion of counsel to set up reserve of shares.  The opinion shall state that all shares are:

(1) Registered, or subject to a valid exemption from registration, under the Securities Act of 1933, as amended, and all appropriate state securities law filings have been made with respect to the shares; and

(2) Validly issued, fully paid and non-assessable.

3.           Rights and Issuance of Subscription Certificates.
A.  Each Subscription Certificate shall evidence the Rights of the Shareholder therein named to purchase Common Stock upon the terms and conditions therein and herein set forth.

B.  Upon the written advice of the Company, signed by any of its duly authorized officers, as to the Record Date, the Agent shall, from a list of the Company Shareholders as of the Record Date to be prepared by the Agent in its capacity as Transfer Agent of the Company, prepare and record Subscription Certificates in the names of the Shareholders, setting forth the number of Rights to subscribe for the Company's Common Stock calculated on the basis of one Right for 0.20 shares of Common Stock recorded on the books in the name of each such Shareholder as of the Record Date.  The number of Rights that are issued to Shareholders will be rounded up, by the Agent, to the nearest whole number as fractional Rights will not be issued.  Each Subscription Certificate shall be dated as of the Record Date and shall be executed manually or by facsimile signature of a duly authorized officer of the Subscription Agent.  Upon the written advice, signed as aforesaid, as to the effective date of the Registration Statement, the Agent shall promptly countersign and deliver the Subscription Certificates, together with a copy of the Prospectus, instruction letter and any other document as the Company deems necessary or appropriate, to all Shareholders as of the Record Date with record addresses in the United States (including its territories and possessions and the District of Columbia).  Delivery shall be by first class mail (without registration or insurance), except for those Shareholders as of the Record Date having a registered address outside the United States (who will only receive copies of the Prospectus, instruction letter and other documents as the Company deems necessary or appropriate, if any), delivery shall be by air mail (without registration or insurance) and by first class mail (without registration or insurance) to those Shareholders as of the Record Date having APO or FPO addresses.  No Subscription Certificate shall be valid for any purpose unless so executed.

C.  The Agent will mail a copy of the Prospectus, instruction letter, a special notice and other documents as the Company deems necessary or appropriate, if any, but not Subscription Certificates to Shareholders as of the Record Date whose record addresses are outside the United States (including its territories and possessions and the District of Columbia ) (“Foreign Record Date Shareholders”).  The Rights to which such Subscription Certificates relate will be held by the Agent for such Foreign Record Date Shareholders' accounts until instructions are received to exercise, sell or transfer the Rights.

4.           Subdivision. Sale or Transfer of Rights.
Until 5:00 p.m., New York time, on the fifth business day prior to the Expiration Date, as defined below (or such later date as directed in writing by the Company), the Agent shall facilitate subdivision or transfers of Subscription Certificates by issuing new Subscription Certificates in accordance with the instructions set forth on the reverse side of the Subscription Certificates and contained in the Prospectus.

5.           Exercise.
A.  Shareholders may acquire shares of Common Stock on Primary Subscription and pursuant to the Over-Subscription Privilege by delivery to the Agent as specified in the Prospectus of (i) the Subscription Certificate with respect thereto, duly executed by such Shareholder in accordance with and as provided by the terms and conditions of the Subscription Certificate, together with (ii) the estimated purchase price, as disclosed in the Prospectus, for each share of Common Stock subscribed for by exercise of such Rights, in U.S. dollars by money order or check drawn on a bank in the United States, in each case payable to the order of the Company or Computershare.

B.  Rights may be exercised at any time after the date of issuance of the Subscription Certificates with respect thereto but no later than 5:00 P.M. New York time on such date as the Company shall designate to the Agent in writing (the “Expiration Date”).  For the purpose of determining the time of the exercise of any Rights, delivery of any material to the Agent shall be deemed to occur when such materials are received at the Shareholder Services Division of the Agent specified in the Prospectus.

C.  Notwithstanding the provisions of Section 5 (A) and 5 (B) regarding delivery of an executed Subscription Certificate to the Agent prior to 5:00 P.M. New York time on the Expiration Date, if prior to such time the Agent receives a Notice of Guaranteed Delivery by facsimile (telecopy) or otherwise from a bank, a trust company or a New York Stock Exchange member guaranteeing delivery of (i) payment of the full Subscription Price for the shares of Common Stock subscribed for on Primary Subscription and any additional shares of Common Stock subscribed for pursuant to the Over-Subscription Privilege, and (ii) a properly completed and executed Subscription Certificate, then such exercise of Primary Subscription Rights and Over-Subscription Rights shall be regarded as timely, subject, however, to receipt of the duly executed Subscription Certificate and full payment for the Common Stock by the Agent within three Business Days (as defined below) after the Expiration Date (the “Protect Period”) and full payment for their Common Stock within ten Business Days after the Confirmation Date (as defined in Section 5(D)).  For the purposes of the Prospectus and this Agreement, “Business Day” shall mean any day on which trading is conducted on the New York Stock Exchange.

D.  As soon as practicable after the Expiration Date (the “Confirmation Date”), the Agent shall send to each exercising Shareholder (or, if shares of Common Stock on the Record Date are held by Cede & Co. or any other depository or nominee, to Cede & Co. or such other depository or nominee) a confirmation showing the number of shares of Common Stock acquired pursuant to the Primary Subscription, and, if applicable, the Over-Subscription Privilege, the per share and total purchase price for such shares, and any additional amount payable to the Company by such Shareholder or any excess to be refunded by the Company to such Shareholder in the form of a check and stub, along with a letter explaining the allocation of shares of Common Stock pursuant to the Over-Subscription Privilege.

E.  Any additional payment required from a Shareholder must be received by Computershare within ten Business Days after the Confirmation Date and any excess payment to be refunded by the Company to a Shareholder will be mailed by Computershare within ten Business Days after the Confirmation Date.  If a Shareholder does not make timely payment of any additional amounts due in accordance with Section 5(D), Computershare will consult with the Company in accordance with Section 6 as to the appropriate action to be taken.  Computershare will not issue or deliver certificates or statements of holding for shares subscribed for until payment in full therefore has been received, including collection of checks and payment pursuant to notices of guaranteed delivery.

6.           Validity of Subscriptions.
Irregular subscriptions not otherwise covered by specific instructions herein shall be submitted to an appropriate officer of the Company and handled in accordance with his or her instructions.  Such instructions will be documented by the Agent indicating the instructing officer and the date thereof.

7.           Over-Subscription.
If, after allocation of shares of Common Stock to Shareholders, there remain unexercised Rights, then the Agent shall allot the shares issuable upon exercise of such unexercised Rights (the “Remaining Shares”) to Shareholders who have exercised all the Rights initially issued to them and who wish to acquire more than the number of shares for which the Rights issued to them are exercisable.  Shares subscribed for pursuant to the Over-Subscription Privilege will be allocated in the amounts of such over-subscriptions.  If the number of shares for which the Over-Subscription Privilege has been exercised is greater than the Remaining Shares, the Agent shall allocate the Remaining Shares to Shareholders exercising the Over-Subscription Privilege based on the number of shares of Common Stock owned by them on the Record Date.  The percentage of Remaining Shares each over-subscribing Record Date Shareholder or other Rights holder may acquire will be rounded up to result in delivery of whole shares of Common Stock.  The Agent shall advise the Company immediately upon the completion of the allocation set forth above as to the total number of shares subscribed and distributable.

8.           Delivery of Shares.
The Agent will deliver (i) certificates or a statement of holding reflecting new shares of Company Common Stock in the Direct Registration System, representing those shares of Common Stock purchased pursuant to exercise of Primary Subscription Rights as soon as practicable after the corresponding Rights have been validly exercised and full payment for such shares has been received and cleared and (ii) certificates or a statement of holding representing those shares purchased pursuant to the exercise of the Over-Subscription Privilege as soon as practicable after the Expiration Date and after all allocations have been effected.

9.           Holding Proceeds of Rights Offering.
A.  All proceeds received by Computershare from Shareholders in respect of the exercise of Rights shall be held by Computershare, on behalf of the Company, in a segregated account (the “Account”).  No interest shall accrue to the Company or Shareholders on funds held in the Account pending disbursement in the manner described in Section 5(E) above.

B.  Computershare shall deliver all proceeds received in respect of the exercise of Rights to the Company as promptly as practicable, but in no event later than ten business days after the Confirmation Date.

C.  The Company acknowledges that the bank accounts maintained by Computershare in connection with the services provided under this Agreement will be in Computershare’s name and that Computershare may receive investment earnings in connection with the investment at Computershare’s risk and for its benefit of funds held in those accounts from time to time.

10.         Reports.
Daily, during the Subscription Period, the Agent will report by telephone or telecopier, confirmed by letter, to an officer of the Company, data regarding Rights exercised, the total number of shares of Common Stock subscribed for, and payments received therefor, bringing forward the figures from the previous day's report in each case so as to show the cumulative totals and any such other information as may be mutually determined by the Company and the Agent.

11.         Loss or Mutilation.
If any Subscription Certificate is lost, stolen, mutilated or destroyed, the Agent may, on such terms which will indemnify and protect the Company and the Agent as the Agent may in its discretion impose (which shall, in the case of a mutilated Subscription Certificate include the surrender and cancellation thereof), issue a new Subscription Certificate of like denomination in substitution for the Subscription Certificate so lost, stolen, mutilated or destroyed.

12.         Compensation for Services.
The Company agrees to pay to the Agent compensation for its services hereunder in accordance with its Fee Schedule to act as Agent attached hereto as Exhibit A.  The Company further agrees that it will reimburse the Agent for its reasonable out-of-pocket expenses incurred in the performance of its duties as such.

13.         Instructions, Indemnification and Limitation of Liability.

13.1	Company Indemnity.
The Company covenants and agrees to indemnify and to hold the Agent harmless against any costs, expenses (including reasonable fees of its legal counsel), losses or damages, which may be paid, incurred or suffered by or to which it may become subject, arising from or out of, directly or indirectly, any claims or liability resulting from its actions as Agent (including as Agent the provision of any services set forth in the Fee and Service Schedule attached hereto) pursuant to the terms set forth in this Agreement; provided, that such covenant and agreement does not extend to, and the Agent shall not be indemnified with respect to, such costs, expenses, losses and damages incurred or suffered by the Agent as a result of, or arising out of, its gross negligence, bad faith, or willful misconduct.

In addition to the foregoing, the Agent:

A.
The Agent shall have no duties or obligations other than those specifically set forth herein or as may subsequently be requested of the Agent by the Company with respect to the subscription offering and agreed upon by the Agent;

B.
May rely on and shall be indemnified and held harmless by the Company in acting upon any certificate, instrument, opinion, notice, letter, facsimile transmission, telegram or other document, or any security delivered to it, and reasonably believed by it to be genuine and to have been signed by the proper party or parties;

C.
May consult with counsel satisfactory to it (including counsel for the Company) and shall be held harmless in relying on the written advice or opinion of such counsel in respect of any action taken, suffered or omitted by it hereunder in good faith and in accordance with such advice or opinion of such counsel.

13.2       Instructions.  From time to time, Agent may apply to any officer of the Company for instruction and Company shall provide Agent with such instructions concerning the Services. In addition, Agent may consult with legal counsel for the Company with respect to any matter arising in connection with the Services to be performed by the Agent under this Agreement, and Agent and its agents and subcontractors shall not be liable and shall be indemnified by the Company for any action taken or omitted by it in reliance upon any Company instructions or upon the advice or opinion of such Company counsel.  The Agent shall not be held to have notice of any change of authority of any person, until receipt of written notice thereof from the Company.

13.3       Agent Indemnification/Limitation of Liability. Agent shall be responsible for and shall indemnify and hold the Company harmless from and against any and all losses, damages, costs, charges, counsel fees, payments, expenses and liability arising out of or attributable to: (a) Agent’s refusal or failure to comply with the terms of this Agreement, (b) Agent’s negligence or willful misconduct, or (c) Agent’s breach of any representation or warranty hereunder, for which Agent is not entitled to indemnification under this Agreement; provided, however, that Agent’s aggregate liability during any term of this Agreement with respect to, arising from, or arising in connection with this Agreement, or from all services provided or omitted to be provided under this Agreement, whether in contract, or in tort, or otherwise, is limited to, and shall not exceed, the amounts paid hereunder by the Company to Agent as fees and charges, but not including reimbursable expenses.

13.4       Notice. In order that the indemnification provisions contained in this Section shall apply, upon the assertion of a claim for which one party may be required to indemnify the other, the party seeking indemnification shall promptly notify the other party of such assertion, and shall keep the other party advised with respect to all developments concerning such claim.  The indemnifying party shall have the option to participate with the indemnified party in the defense of such claim or to defend against said claim in its own name or the name of the indemnified party.  The indemnified party shall in no case confess any claim or make any compromise in any case in which the indemnifying party may be required to indemnify it except with the indemnifying party’s prior written consent.

14.         Changes in Subscription Certificate.
The Agent may, without the consent or concurrence of the Shareholders in whose names Subscription Certificates are registered, by supplemental agreement or otherwise, concur with the  Company in making any changes or corrections in a Subscription Certificate that it shall have been advised by counsel (who may be counsel for the Company) is appropriate to cure any ambiguity or to correct any defective or inconsistent provision or clerical omission or mistake or manifest error therein or herein contained, and which shall not be inconsistent with the provision of the Subscription Certificate except insofar as any such change may confer additional rights upon the Shareholders.

15.         Assignment/Delegation.
A.  Except as provided in Section 15(B) below, neither this Agreement nor any rights or obligations hereunder may be assigned or delegated by either party without the written consent of the other party.

B.  The Agent may, without further consent on the part of the Company, subcontract with other subcontractors for systems, processing, telephone and mailing services, and post-exchange activities, as may be required from time to time; provided, however, that the Agent shall be as fully responsible to the Company for the acts and omissions of any subcontractor as it is for its own acts and omissions.

16.         Third Party Beneficiaries.  Except as explicitly stated elsewhere in this Agreement, nothing under this Agreement shall be construed to give any rights or benefits in this Agreement to anyone other than the Agent and the Company and the duties and responsibilities undertaken pursuant to this Agreement shall be for the sole and exclusive benefit of the Agent and the Company.  Neither party shall make any commitments with third parties that are binding on the other party without the other party’s prior written consent.

17.         Governing Law.
The validity, interpretation and performance of this Agreement shall be governed by the law of the Commonwealth of Massachusetts.

18.         Partnership.
This Agreement does not constitute an agreement for a partnership or joint venture between the Agent and the Company.

19.         Force Majeure.
In the event either party is unable to perform its obligations under the terms of this Agreement because of acts of God, strikes, terrorist acts, equipment or transmission failure or damage reasonably beyond its control, or other cause reasonably beyond its control, such party shall not be liabile for damages to the other for any damages resulting from such failure to perform or otherwise from such causes.  Performance under this Agreement shall resume when the affected party or parties are able to perform substantially that party’s duties.

20.         Consequential Damages.
Neither party to this Agreement shall be liable to the other party for any consequential, indirect, penal, punitive, special or incidental damages under any provisions of this Agreement or for any consequential, indirect, penal, punitive, special or incidential damages arising out of any act or failure to act hereunder even if that party has been advised of or has foreseen the possibility of such damages.

21.         Severability.
If any provision of this Agreement shall be held invalid, unlawful, or unenforceable, the valididty, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired.

22.         Counterparts.
This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement.

23.         Captions.
The captions and descriptive headings herein are for the convenience of the parties only.  They do not in any way modify, amplify, alter or give full notice of the provisions hereof.

24.         Confidentiality.

24.1  Definition.  Each party acknowledges and understands that any and all technical, trade secret, or business information, including, without limitation, financial information, business or marketing strategies or plans, product development, Company information, Shareholder information (including any non-public information of such Shareholder), Proprietary Information, or proprietary software (including methods or concepts used therein, sources code, object code, or related technical information) which has been or is disclosed to the other or has been or is otherwise obtained by the other, its affiliates, agents or representatives before or during the term of this Agreement (the “Confidential Information”) is confidential and proprietary, constitutes trade secrets of the owner (or its affiliates), and is of great value and importance to the success of the owner’s (or its affiliates’) business.   The parties shall treat the terms and conditions (but not the existence) of this Agreement as the Confidential Information of the other party.  Confidential Information shall not include any information that is: (a) already known to the other party or its affiliates at the time of the disclosure; (b) publicly known at the time of the disclosure or becomes publicly known through no wrongful act or failure of the other party; (c) subsequently disclosed to the other party or its affiliates on a non-confidential basis by a third party not having a confidential relationship with the owner and which rightfully acquired such information; or (d) independently developed by one party without access to the Confidential Information of the other.

24.2.       Use and Disclosure.  All Confidential Information relating to a party will be held in confidence by the other party to the same extent and with at least the same degree of care as such party protects its own confidential or proprietary information of like kind and import, but in no event using less than a reasonable degree of care.  Neither party will disclose, duplicate, publish, release, transfer or otherwise make available Confidential Information of the other party in any form to, or for the use or benefit of, any person or entity without the other party's consent.  Each party will, however, be permitted to disclose relevant aspects of the other party's Confidential Information to its officers, affiliates, agents, subcontractors and employees to the extent that such disclosure is reasonably necessary for the performance of its duties and obligations under this Agreement and such disclosure is not prohibited by the Gramm-Leach-Bliley Act of 1999 (15 U.S.C. 6801 et seq.), as it may be amended from time to time (the “GLB Act”), the regulations promulgated thereunder or other applicable law.  Each party will establish commercially reasonable controls to ensure that the confidentiality of the Confidential Information and to ensure that the Confidential Information is not disclosed contrary to the provisions of this Agreement, the GLB Act or any other applicable privacy law.  Without limiting the foregoing, each party will implement such physical and other security measures as are necessary to (a) ensure the security and confidentiality of the Confidential Information; (b) protect against any threats or hazards to the security and integrity of the Confidential Information; and (c) protect against any unauthorized access to or use of the Confidential Information.  To the extent that any duties and responsibilities under this Agreement are delegated to an agent or other subcontractor, the party ensures that such agent and subcontractor are contractually bound to confidentiality terms consistent with the terms of this Section 24.

24.3.        Required or Permitted Disclosure.  In the event that any requests or demands are made for the disclosure of Confidential Information, other than requests to Agent for records of Shareholders pursuant to standard subpoenas from state or federal government authorities (e.g., in divorce and criminal actions), the party will notify the other party to secure instructions from an authorized officer of such party as to request and to enable the other party the opportunity to obtain a protective order or other confidential treatment.  Each party expressly reserves the right, however, to disclose the Confidential Information to any person whenever it is advised by counsel that it may be held liable for the failure to disclose such Confidential Information or if required by law or court order.

24.4   Unauthorized Disclosure. As may be required by law and without limiting either party's rights in respect of a breach of this Section, each party will:

(a)	promptly notify the other party in writing of any unauthorized possession, use or disclosure of the other party's Confidential Information by any person or entity that may become known to such party;

(b)	promptly furnish to the other party full details of the unauthorized possession, use or disclosure; and

(c)	promptly use commercially reasonable efforts to prevent a recurrence of any such unauthorized possession, use or disclosure of Confidential Information.

24.5  Costs.  Each party will bear the costs it incurs as a result of compliance with this Section 24.

25.         Term and Termination.
This Agreement shall remain in effect until the earlier of (a) thirty (30) days after the Expiration Date; (b) it is terminated by either party upon a material breach of this Agreement which remains uncured for 30 days after written notice of such breach has been provided; or (c) 30 days’ written notice has been provided by either party to the other. Upon termination of the Agreement, the Agent shall retain all canceled Certificates and related documentation as required by applicable law.

26.         Notices.
Until further notice in writing by either party hereto to the other party, all written reports, notices and other communications between the Agent and the  Company required or permitted  hereunder shall be delivered or mailed by first class mail, postage prepaid, telecopier or overnight courier guaranteeing next day delivery,addressed as follows:

If to the Company, to:
TranSwitch Corporation
3 Enterprise Drive
Shelton, CT  06484
Attn: Dr. M. Ali Khatibzadeh

Copies of communications to Company to:
Brown Rudnick LLP
One Financial Center
Boston, Massachusetts 02111

Attn: Jessica H. Collins, Esq.

If to the Agent, to:
Computershare Trust Company, N.A.
c/o Comutershare Inc.
250 Royall Street
Canton, MA 02021
Attn:  Reorganization Department

27.         Survival.
The provisions of Paragraphs 13 and 16-32 shall survive any termination, for any reason, of this Agreement.

28.         Merger of Agreement.
This Agreement constitutes the entire agreement between the parties hereto and supercedes any prior agreement with respet to the subject matter hereof whether oral or written.

29.         Priorities.
 In the event of any conflict, discrepancy, or ambiguity between the terms and conditions contained in this Agreement and any schedules or attachments hereto, the terms and conditions contained in this Agreement shall take precedence.

30.         Successors.
All the covenants and provisions of this Agreement by or for the benefit of the Company or the Transfer Agent shall bind and inure to the benefit of their respective successors and assigns hereunder.

31.         No Strict Construction.
The parties hereto have participated jointly in the negotiation and drafting of this Agreement.  In the event any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by all parties hereto, and not presumption or burden or proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

32.         Descriptive Headings.
Descriptive headings contained in this Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers, hereunto duly authorized, as of the day and year first above written.

COMPUTERSHARE TRUST COMPANY, NA.	TRANSWITCH CORPORATION

By:	By:

Date: April __, 2010	Date: April __, 2010

Title:	Title:

COMPUTERSHARE INC.

By:

Date: April __, 2010

Title:

Exhibit A